EXHIBIT 4.3


                                LOAN AGREEMENT

      THIS LOAN AGREEMENT ("Agreement") is entered into as of May 15, 1997
                                                                  --
between HUGHES NETWORK SYSTEMS, INC., a corporation organized and existing under the laws of Delaware ("Lender"), and MAGELLAN INTERNATIONAL, INC., a Delaware corporation that will be renamed "PANAMSAT CORPORATION" upon consummation of the Reorganization (as defined below)("Borrower").

      WHEREAS, Borrower has requested Lender to extend a credit facility in the amount of One Billion Seven Hundred Twenty Five Million Dollars ($1,725,000,000.00), to be used for Borrower's general corporate purposes including, but not limited to, financing Borrower's acquisition of all of the outstanding shares of Class A Common Stock, par value $.01 per share and Common Stock, par value $.01 per share of PanAmSat Corporation ("PanAmSat") and all of the outstanding shares of common stock, $.01 par value per share, of Univisa, Inc. (the indirect holder of all outstanding shares of Class B common stock, $.01 par value per share, of PanAmSat) in each case pursuant to the Reorganization Agreement and the Univisa Contribution Agreement (as such terms are defined below); and

      WHEREAS, Lender is willing to extend such credit facility to Borrower, subject to the terms and conditions of this Agreement;

      NOW, THEREFORE, for good consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrower agree as follows:

                                   SECTION 1
                                  DEFINITIONS

      1.1 Definitions. As used in this Agreement, the following terms shall have
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the meanings given:

      "Base LIBOR Rate" applicable to a particular Interest Period shall mean a rate per annum equal to the rate of interest at which U.S. dollar deposits with comparable maturities are offered in immediately available funds in the London Interbank Market at 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as published by the British Banker's Association (Bloomberg Screen BBAM).

      "Borrower" has the meaning set forth in the preamble to this Agreement.

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

          "Business Day" means a day other than a Saturday or Sunday on which banks are open for business in both San Francisco, California and New York, New York.

          "Certificate of Designation" means the certificate of designation for the 12 3/4% Mandatorily Exchangeable Senior Redeemable Preferred Stock of PanAmSat.

          "Closing Date" means the closing date of the Merger.

          "Consolidated Adjusted Net Worth" means, as of the date of determination thereof, the consolidated stockholders equity of Borrower in accordance with GAAP plus the principal balance of the Loan outstanding as of such date.

          "Adjusted Consolidated Tangible Net Worth" means, at any date of determination, Consolidated Adjusted Net Worth less the consolidated goodwill
                                               ----
of Borrower and its Subsidiaries, determined in accordance with GAAP.


          "Debt Rating" means the rating by S&P or Moody's of senior unsecured long-term debt issued by Borrower, as publicly announced and in effect from time to time; provided, however, that if both S&P and Moody's announce a Debt Rating, the lower rating shall be considered the Debt Rating.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

          "ERISA Affiliate" of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person's controlled group, or under common control with such Person, within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended from time to time.

          "Event of Default" means any event specified in Section 8.1.

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

          "Guaranty" has the meaning set forth in Section 4.1(d).


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

     "Indentures" means, collectively (a) the Indenture dated as of August 5, 1993 among PanAmSat, PanAmSat Capital Corporation and First Trust National Association relating to the Senior Secured Notes, (b) the Indenture dated as of August 5, 1993 among PanAmSat, PanAmSat Capital Corporation and United States Trust Company of New York relating to the Senior Subordinated Discount Notes and (c) the indenture to be entered into by PanAmSat Corporation in connection with the exchange of its 12 3/4% Mandatorily Exchangeable Senior Redeemable Preferred Stock as contemplated by the Certificate of Designation, as each of the foregoing may be amended, supplemented or otherwise modified from time to time.

     "Interest Payment Date" means the last day of any Interest Period. If any Interest Payment Date is not a Business Day, then the relevant Interest Payment Date shall be the next succeeding Business Day.

     "Interest Period" means the period of time during which a particular LIBOR Rate will be applicable to the principal balance of the Loan, and shall be a period of one, two, three or six months as selected by Borrower in accordance with Section 2.2, subject to the following:

     (a) If the term of an Interest Period is not designated, a period of one month shall be deemed selected; and

     (b) The first Interest Period for the Loan shall have a duration of six months commencing on the Closing Date.

     "Investment Grade" means a Debt Rating by S&P of BBB- or better or a Debt Rating by Moody's of Baa3 or better.

     "Lender" has the meaning set forth in the preamble to this Agreement.

     "LIBOR Rate" means for each Interest Period a rate per annum equal to two percent (2.00% or 200 basis points) plus the Base LIBOR Rate applicable to such Interest Period.

     "Lien" means any trust deed, mortgage, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the lien of an attachment, judgment or execution, or any conditional sale or other title retention agreement, any capitalized lease, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction, but excluding financing statements filed to give notice of operating leases in the ordinary course of business and excluding financing statements filed against the Borrower without the Borrower's consent or knowledge).

     "Loan" means the loan described in Section 2.

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

     "Material Change" means any adverse change in the Borrower's financial condition, operations or prospects which could reasonably be expected to materially impair Borrower's ability to timely and fully perform its obligations under this Agreement.

     "Maturity Date" means May 1, 2000.

     "Merger" means the series of transactions resulting in Borrower's direct or indirect ownership of all of the outstanding common shares of PanAmSat as contemplated by the Reorganization Agreement.

     "Moody's" means Moody's Investors Service, Inc.

     "Multiemployer Plan" of any Person means a multiemployer plan, as defined in Section 4001 (a) (3) of ERISA, which is subject to Title IV of ERISA, and to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

     "Net Cash Proceeds" means, with respect to any sale, lease, transfer or other disposition of any asset or the sale or issuance by any Person of any indebtedness or capital stock or other equity interest, any securities convertible into or exchangeable for any capital stock or other equity interest or any warrants, rights or options to acquire any capital stock or other equity interest, the aggregate amount of cash received from time to time by or on behalf of such Person in connection with such transaction after deducting therefrom (a) brokerage commissions, underwriting fees and discounts, legal fees and expenses, finder's fees, accountants' fees and expenses and other similar fees, expenses and commissions, (b) the amount of taxes payable or estimated in good faith to be payable in connection with or as a result of such transaction and (c) the amount of any indebtedness that, by the terms of such transaction or the terms of such indebtedness, is required to be repaid upon such disposition.

     "Note" has the meaning set forth in Section 2.1.

     "PanAmSat" has the meaning set forth in the recitals to this Agreement.

     "Permitted Liens" means (a) Liens securing the Senior Secured Notes, (b) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefore, (c) Liens against the assets of PanAmSat or the Galaxy Assets (as defined in the Reorganization Agreement) existing on the date of this Agreement,
(d) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded so long as reserves

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or other appropriate provision shall have been made in conformity with GAAP, (d)
Liens permitted under the Indentures and the Certificate of Designation, (e) easements, rights-of-way, land marking and zoning restrictions, royalties, leasehold and fee interest covenants and other similar encumbrances incurred or imposed in the ordinary course of business, and (f) extensions, renewals or refinancings of any Liens referred to in clauses (a) through (e) above, provided that any such extension, renewal or refinancing does not extend to any assets or secure any indebtedness not securing or secured by the Liens being extended, renewed or refinanced.

     "Person" means any individual, firm, company, corporation, joint venture, joint-stock company, limited liability company, trust, unincorporated organization, governmental or state entity, or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing.

     "Plan" means any employee benefit pension plan (other than a Multiemployer
Plan) which is subject to the provisions of Title IV of ERISA and which is maintained for employees of Borrower or any Subsidiary.

     "Principal Repayment Date" means August 1, 1998, and the first day of each November, February, May and August thereafter, until the Maturity Date.

     "Reorganization" means the transactions contemplated by the Reorganization Agreement and the Univisa Contribution Agreement.

     "Reorganization Agreement" means an Agreement and Plan of Reorganization dated as of September 20, 1996, as amended on April 4, 1997 that relates to the combination of PanAmSat and the existing commercial satellite business of Hughes Communications, Inc. and certain of its subsidiaries.

     "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder excluding those events for which the 30-day notice requirement is waived, a withdrawal from a Plan described in Section 4063 of ERISA, or a cessation of operations described in Section 4062(e) of ERISA.

     "Restricted Subsidiaries" means each Subsidiary having assets of Five Million Dollars ($5,000,000.00) or more.

     "S&P" means Standard & Poor's Ratings Group.

     "Senior Secured Notes" means the 9 3/4% Senior Secured Notes Due 2003 issued by PanAmSat and PanAmSat Capital Corporation.

     "Senior Subordinated Discounts Notes" means the 11 3/8% Senior Subordinated Discount Notes Due 2003 issued by PanAmSat and PanAmSat Capital Corporation.

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     "Subsidiaries" (individually a "Subsidiary") means those corporations or entities of which Borrower or any Subsidiary owns more than fifty percent (50%) of the voting securities. If Borrower or any Subsidiary (i) acquires similar ownership of any other corporation or entity, such corporation or entity shall thereupon be deemed a Subsidiary for all purposes hereof, or (ii) subject to the terms hereof, permits its ownership to fall to fifty percent (50%) or below of outstanding voting shares of any Subsidiary, such Subsidiary shall thereupon cease to be a Subsidiary for all purposes hereof.

     "Univisa Contribution Agreement" means the Stock Contribution and Exchange Agreement dated as of September 20, 1996 among Grupo Televisa, S.A., a Mexican corporation, Satellite Company, L.L.C., a Nevada limited liability company, Borrower and Hughes Communications, Inc.

     "Unmatured Event of Default" means an event which the passage of time or the giving of notice, or both, would become an Event of Default.

     "Voting Stock" means capital stock of Borrower having voting power under ordinary circumstances to elect directors of Borrower.

                                   SECTION 2
                                   THE LOAN

     2.1  The Loan.  Lender agrees to make and Borrower agrees to take on the
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Closing Date, subject to the terms and conditions of this Agreement, a loan in the principal amount of ONE BILLION SEVEN HUNDRED TWENTY FIVE MILLION DOLLARS ($1,725,000,000) bearing interest at the rate specified in Section 2.2 below. The Loan shall be evidenced by a promissory note (the "Note") duly executed by Borrower in the form attached as Exhibit A, and delivered to Lender.

     2.2  Interest.  The principal balance of the Loan outstanding from time to
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time during each Interest Period shall bear interest at an annual rate equal to the LIBOR Rate in effect for each such Interest Period. The length of each Interest Period shall be determined by Borrower by providing to Lender written notice of Borrower's selection thereof not less than three Business Days prior to each Interest Payment Date. Each determination of the LIBOR Rate and the Base LIBOR Rate applicable to a particular Interest Period shall be made by Lender and shall be conclusive and binding upon Borrower absent manifest error. Interest at the applicable LIBOR Rate from time to time shall be calculated for the actual number of days elapsed on the basis of a 360 day year.

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

     2.3  Payments.  Each payment of principal, interest and other sums payable
          --------
under this Agreement shall be made in immediately available funds to Lender at The Bank of America, Concord, California or such other location as Lender may designate in writing. Each payment by Borrower shall be made without set off or counterclaim and not later than 11:00 a.m. California time on the day such payment is due and shall be made by wire transfer in immediately available funds. All sums received after such time shall be deemed received on the next Business Day.

     (a)  Interest Payments.  Payments of interest determined in accordance with
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          Section 2.2 above shall be due on each Interest Payment Date;
          provided, however that during any six month Interest Period, an additional interest payment shall be due on the last business day of the third month of such Interest Period.

     (b)  Principal Repayments.  Quarterly principal payments of Fifty Million
          --------------------
          Dollars ($50,000,000.00) each shall be paid on each Principal Repayment Date.

     (c)  Maturity Date.  All unpaid principal, interest and other amounts due
          -------------
          hereunder shall be fully and finally due and payable on the Maturity Date.

     2.4  Default Rate.  Upon the occurrence of an Event of Default and for the
          ------------
period during which any such Event of Default continues uncured, the outstanding principal amount of the Loan shall bear interest at an annual rate equal to the LIBOR Rate plus two percent (2.00% or 200 basis points).

     2.5  Facility Fee.  On the Closing Date, Borrower shall pay Lender a
          ------------
facility fee equal to one percent (1.00% or 100 basis points) of the principal amount of the Loan.

     2.6  Renegotiation of Interest Rate.  In the event that (a) Borrower shall
          ------------------------------
attain an Investment Grade Debt Rating; or (b) Borrower's Subsidiary, PanAmSat, ceases to be subject to dividend payment restrictions and restrictions on pledges of assets contained in the Indentures and the Certificate of Designation, Lender and Borrower agree to negotiate in good faith regarding an appropriate revision to the rate of interest charged under this Agreement. Notwithstanding the foregoing, absent a written revision executed by Lender and Borrower, no modification to the interest rate shall occur and no agreement to do so is implied hereby.

     2.7  Compliance with Law.  All agreements between Lender and Borrower,
          -------------------
whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand or acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged, received, paid or agreed to be paid to Lender exceed the maximum contractual rate permitted under applicable law; and if from any circumstance Lender hereof shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal of the Loan and if said amount exceeds the unpaid balance of principal, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to Lender

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

shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law.


                                   SECTION 3
                                  PREPAYMENT


     3.1 Voluntary Prepayment. Borrower may prepay the Loan in full or in part
         --------------------
but any such partial prepayment shall be in an amount of at least Fifty Million Dollars ($50,000,000.00). Borrower shall provide Lender with a written notice of prepayment at least three Business Days prior to prepayment. Notice of prepayment shall specify the date of the prepayment and the amount of the prepayment. Each such prepayment shall be made on the date specified and shall be accompanied by the payment of accrued interest on the amount prepaid. Subject to compliance with the foregoing procedures, the Loan may be prepaid at any time without penalty of any kind; provided that if the Borrower prepays all or any
                             --------
portion of the principal amount of the Loan other than on an Interest Payment Date, the Borrower shall, within ten (10) days after demand by Lender pay to the Lender any amounts required to compensate the Lender for any additional losses, costs or expenses which it reasonably incurred as a result of such prepayment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund the Loan; and, Lender's determination of such losses, costs or expenses shall be binding and conclusive absent manifest error. Prepayments shall be applied to scheduled principal payments in order of maturity.

     3.2  Mandatory Prepayment.  Except as restricted or as otherwise required
          --------------------
by the Indentures or the Certificate of Designation, in addition to the scheduled principal payments provided in Section 2.3 above, the following amounts shall be paid to Lender and shall be applied to prepay outstanding principal amount of the Loan:

     (a) all Net Cash Proceeds of the sale or issuance of equity by the Borrower or any Restricted Subsidiary (excepting any issuance of equity pursuant to a Plan or any other employee benefit plan);

     (b) all Net Cash Proceeds of any new borrowings by the Borrower or any Restricted Subsidiary in excess of Five Million Dollars
          ($5,000,000.00);

     (c) all Net Cash Proceeds of the sale or other disposition by Borrower or any Restricted Subsidiary of any assets having an aggregate fair market value in excess of Ten Million Dollars ($10,000,000.00) which proceeds are not reinvested or committed to reinvestment by the Borrower or any Restricted Subsidiary in productive assets used or usable in the business of the Borrower or any Restricted Subsidiary within 180 days after receipt thereof; or

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

     (d) all insurance proceeds including, without limitation, any in-orbit and launch insurance proceeds in excess of Five Million Dollars ($5,000,000.00), which are not reinvested or committed to reinvestment by the Borrower or any Restricted Subsidiary in productive assets used or usable in the business of the Borrower or any Restricted Subsidiary within 180 days after receipt thereof.

Any mandatory prepayment shall be applied to scheduled principal payments in reverse order of maturity. Notwithstanding the foregoing, the provisions of
Section 3.2(c) above shall not apply to the sale or other disposition of assets
(i) by the Borrower to a Restricted Subsidiary, (ii) by a Restricted Subsidiary to the Borrower or (iii) by a Restricted Subsidiary to another Restricted Subsidiary. In addition to the foregoing, in the event that any sale, spin-off, disposition or other transaction whereby Hughes Electronics Corporation will no longer beneficially own directly or indirectly at least fifty one percent (51%) of the Voting Stock shall have occurred, then the Loan and all accrued interest thereon and all other liabilities and obligations outstanding under this Agreement shall, thereupon, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, if not otherwise then due and payable, together with all reasonable costs and expenses (including breakage and funding costs and other costs in connection with the relending, reborrowing, funding or other employing of funds) incurred by the Lender as a result thereof, anything herein or in any other agreement, contract, indenture, document or instrument contained to the contrary notwithstanding. In the event that any such sale, spin-off, disposition or other transaction occurs whereby Hughes Electronics Corporation no longer beneficially owns directly or indirectly at least fifty-one percent (51%) of the Voting Stock, Borrower shall receive a refund of a portion of the facility fee paid in accordance with Section 2.5 above, in an amount determined on a prorata basis as of the date of such prepayment by dividing the remaining number of full months in the original loan term by the number of full months in the original loan term, and multiplying the quotient thereof by the amount of said facility fee.

                                   SECTION 4
                             CONDITIONS PRECEDENT

     4.1  Conditions Precedent. The obligation of Lender to make the Loan
          --------------------
hereunder is subject to the condition that there shall have been delivered to Lender on or prior to the Closing Date, in form and substance reasonably satisfactory to Lender:

     (a) the Note, and such other documents as Lender may reasonably request, duly executed by Borrower.

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

      (b) Certificate of the Secretary or an Assistant Secretary of Borrower dated the date hereof as to (i) the Certificate of Incorporation and the By-laws of Borrower, (ii) the resolution of the Board of Directors of Borrower or its Executive Committee in connection with this Agreement, and (iii) the incumbency and signatures of the person(s) authorized to execute and deliver this Agreement and any other instrument, document or other agreement required hereunder.

      (c) Certificate of Good Standing in relation to Borrower issued by the Secretary of the State of Delaware, dated not more than one month prior to the Closing Date.

      (d) Lender shall receive from each Restricted Subsidiary, an unconditional guaranty of the Loan in the form attached as Exhibit B (a "Guaranty"); provided, however, that in the event any Restricted Subsidiary is precluded from executing such a Guaranty on the Closing Date by the terms of the Indentures or the Certificate of Designation or any other legally binding agreement, receipt of an executed Guaranty from any such Restricted Subsidiary shall not be required as a condition precedent to making the Loan. At such time as any such restriction is eliminated, the affected Restricted Subsidiary shall promptly execute and deliver a Guaranty to Lender.

                                   SECTION 5
                        REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that as of the Effective Date:

      5.1 Authority of Borrower. Borrower (a) is a corporation duly organized
          ---------------------
and existing under the laws of the State of Delaware, with its principal place of business in Greenwich, Connecticut, (b) has the corporate power to own its property and carry on its business as now being conducted, (c) is duly qualified and authorized to do business, and is in good standing in every state, country or other jurisdiction except where the failure to be so qualified, authorized and in good standing would not have a material adverse effect on Borrower's financial condition, operations or prospects, (d) has full power and authority to borrow the sums provided for in this Agreement, to execute, deliver and perform this Agreement and any instrument or agreement required hereunder, and to perform and observe the terms and provisions hereof and thereof, (e) has taken all corporate action on the part of Borrower, its directors or stockholders, necessary for the authorization, execution, delivery and performance of this Agreement, and any instrument or agreement required hereunder on the date hereof, (f) requires no consent or approval of any trustee or holder of any indebtedness or obligation of Borrower to enter into, deliver or perform its obligations under this Agreement and the Note, and (g) requires no consent, permission, authorization, order or license of any governmental authority in connection with the execution and delivery and performance of this Agreement and any instrument or agreement required hereunder, or any transaction contemplated hereby, except as may have been obtained and certified copies of which have been delivered to Lender.

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

     5.2  Binding Obligations. This Agreement and the Note are the legal, valid
          -------------------
and binding obligations of Borrower, enforceable against it in accordance with its terms.

     5.3  Incorporation of Restricted Subsidiaries. Each Restricted Subsidiary
          ----------------------------------------
of Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and, to the best of Borrower's knowledge, is duly licensed or qualified as a foreign corporation in all jurisdictions except where the failure to be so qualified, authorized and in good standing would not have a material adverse effect on Borrower's and its Restricted Subsidiaries' financial condition, operation and prospects taken as a whole.

     5.4  No Contravention. There is no charter, by-law, or capital stock
          ----------------
provision of Borrower and no provision of any material indenture or agreement, written or oral, to which Borrower is a party or under which Borrower is obligated, nor is there any material statute, rule or regulation, or any judgment, decree or order of any court or agency binding on Borrower which would be contravened by the execution, delivery and performance of this Agreement, or any instrument or agreement required hereunder, or by the performance of any provision, condition, covenant or other term hereof or thereof.

     5.5  Notices. No event has occurred which would require Borrower to notify
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Lender pursuant to Section 6.2 hereof.

     5.6  Financial Statements.  All financial statements furnished by Borrower
          --------------------
to Lender present fairly the financial position and results of operation and changes in financial position of Borrower and its Restricted Subsidiaries as at the end of, and for the periods to which such statements relate, and such financial statements have been prepared in accordance with GAAP.

     5.7  ERISA. Based upon ERISA and the regulations and published
          -----
interpretations thereunder, the Plans of Borrower and its Restricted Subsidiaries are in material and substantial compliance in all material respects with the applicable provisions of ERISA and Borrower and its Subsidiaries are in compliance with such Plans in all material respects. No Reportable Event which has or could be reasonably be expected to result in termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such Plan has occurred and is continuing with respect to any Plan.

     5.8  [Intentionally Deleted].

     5.9  Insurance. Borrower and its Restricted Subsidiaries maintain insurance
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with responsible insurance companies, in such amounts and against such risks as is customarily carried by owners of similar businesses and property in similar locations, including protection against loss of use and occupancy, to the extent such insurance is reasonably available at commercially reasonable rates, and it will furnish Lender, within five Business Days after receipt of a written request, with full information as to the insurance carrier.

                                   SECTION 6
                       AFFIRMATIVE COVENANTS OF BORROWER


     Borrower covenants and agrees that until the full and final payment of all indebtedness incurred hereunder, unless Lender waives compliance in writing:

     6.1  Management of Business. It will manage its business and conduct its
          ----------------------
affairs such that the representations and warranties contained in Section 5 remain true and correct at all times.

     6.2  Notice of Certain Events. It will, and it will cause each of its
          ------------------------
Restricted Subsidiaries to, give prompt written notice to Lender of:

     (a)  all Events of Default or Unmatured Events of Default;

     (b) any event of default under the Indentures, the Certificate of Designation and any other existing or future agreement, contract, indenture, document or instrument entered into by it that could, if settled unfavorably, result in a Material Change;

     (c) all litigation, arbitration or administrative proceedings involving Borrower or any of its Subsidiaries which could in the reasonable opinion of Borrower be expected to result in a Material Change;

     (d) any other matter which has resulted in, or might in the reasonable opinion of Borrower result in, a Material Change.

     6.3  Records. It will, and it will cause each of its Restricted
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Subsidiaries to, keep and maintain proper books of record and account, in which full and accurate entries shall be made of all financial transactions and the assets of the Borrower and each Restricted Subsidiary to the extent necessary to permit preparation of the financial statements required to be delivered hereby. Borrower will permit Lender, and its designated officers, employees, agents and representatives, to have access thereto and to make examination thereof during normal business hours and after reasonable notice, to make audits, and to inspect and otherwise check its properties, real, personal and mixed.

     6.4  Financial Information. It will furnish to Lender:
          ---------------------

     (a) Within 30 days after the close of each quarter, except for the last quarter of each fiscal year, its consolidated balance sheet as of the close of such quarter and its consolidated profit and loss statement and cash flow statement for that quarter and for that portion of the fiscal year ending with such quarter, all prepared in accordance with GAAP, and all certified by its Treasurer or an Assistant Treasurer as presenting fairly the financial position and results of operation and changes in financial position of Borrower and its consolidated Subsidiaries as at the end of, and for the fiscal period to which such statements relate, subject to normal year-end adjustments and the absence of footnotes.

         (b) Within 90 days after the close of each fiscal year, a complete copy of its annual financial statements, which statements shall include at least its consolidated balance sheet as of the close of such fiscal year and its consolidated profit and loss statement and cash flow statement for such fiscal year, prepared in accordance with GAAP applied on a basis consistent with that of the previous year, by such independent certified public accountants of recognized national standing as may be selected by Borrower and which statements shall include the opinion of such accountants, such opinion not to be qualified or limited because of any restricted or limited nature of examination made by such accountants or because of a "going concern" qualification.

         (c) Such other information concerning its affairs as Lender may reasonably request.

         6.5   Execution of Other Documents. It will promptly, upon demand by
               ----------------------------
Lender, execute all such additional agreements, documents and instruments to evidence Borrower's obligations hereunder as Lender may reasonably deem necessary.

         6.6   Compliance with Law. It will, and will cause each of its
               -------------------
Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental or regulatory authority, a breach of which would result in a Material Change, except where contested in good faith by appropriate proceedings diligently pursued.

         6.7   Subsidiary Guaranties. It will, upon elimination of any
               ---------------------
restriction excusing the delivery of a Guaranty by a Restricted Subsidiary as a condition precedent to Closing in accordance with Section 4.1(d) above, cause the affected Restricted Subsidiary to promptly execute and delivery to Lender a Guaranty.

         6.8   Taxes. Borrower shall file (or caused to be filed) all federal
               -----
and state tax returns which are required to be filed, and shall pay prior to delinquency all taxes that become due pursuant to said returns or pursuant to any assessment, except as are being contested in good faith by appropriate proceedings and as to which adequate reserves are provided on the books of Borrower in accordance with GAAP.


                                   SECTION 7
                        NEGATIVE COVENANTS OF BORROWER

        Borrower covenants and agrees that until the full and final payment of all indebtedness incurred hereunder, unless Lender waives compliance in writing;

     7.1  Liens. Borrower will not, nor will it permit any Restricted Subsidiary
          -----
to, issue, incur, guaranty or assume any indebtedness for money borrowed secured by a Lien upon any property or assets of Borrower or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such property, assets, shares of stock or indebtedness are now owned or hereafter acquired) except for:

     (a) Liens on property existing at the time of acquisition of such property by Borrower or a Restricted Subsidiary, or Liens to secure the payment of all or any part of the purchase price of property upon the acquisition of such property by Borrower or a Restricted Subsidiary or to secure any indebtedness incurred or guaranteed prior to, at the time of, or within 180 days after, the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Liens to secure any indebtedness incurred or guaranteed for the purpose of financing the cost to Borrower or a Restricted Subsidiary of improvements to such acquired property;

     (b) Liens on property of Borrower or a Restricted Subsidiary in favor of the United States of America or any state thereof, or any department, agency or instrumentality of political subdivision of the United States of America or any state thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens;

     (c)  Permitted Liens

     (d) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Liens referred to in the foregoing subsections (a) through (c), inclusively; provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of the incurrence or guarantee thereof and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

     7.2  Adjusted Consolidated Tangible Net Worth. Borrower shall not permit
          ----------------------------------------
its Adjusted Consolidated Tangible Net Worth at any time during any fiscal quarter to be less than One Billion Two Hundred Seventy Five Million Dollars ($1,275,000,000.00) plus seventy five percent (75%) of each of the total for all
                    ----
fiscal years during the terms of the Loan, fiscal year's consolidated net income, commencing with the fiscal year beginning January 1, 1998.

     7.3  Restrictions on Liens.  Except for, and as permitted or contemplated
          ---------------------
by, any of the Indentures, the Certificate of Designation or any other agreement to which the Borrower or any of its Restricted Subsidiaries is a party as of the date hereof, including any renewal, extensions or refinancings thereof, Borrower will not, nor will it permit any Restricted Subsidiary to, enter into any agreement of any nature with any Person which agreement contains any provisions which either:

     (a) prohibits a Lien upon any property or assets of Borrower or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such property, assets, shares of stock or indebtedness are now owned or hereafter acquired), provided that this paragraph (a) shall not apply to Permitted Liens; or

     (b) prohibits or restricts in any way the ability of Borrower or any Restricted Subsidiary to declare and pay dividends or to otherwise effect transfers of cash or assets to affiliates of such entities.

     7.4   Restrictions on Borrowings. Except for, and as permitted or
           --------------------------
contemplated by, any of the Indentures, the Certificate of Designation or any other agreement to which the Borrower or any of its Restricted Subsidiaries is a party as of the date hereof, including any renewal, extensions or refinancings thereof, absent the prior written consent of Lender, Borrower will not, nor will it permit any Restricted Subsidiary to, enter into any loan, credit agreement, indenture or other form of debt instrument pursuant to which the principal indebtedness would exceed Five Million Dollars (5,000,000.00) or which, if consummated, would result in total outstanding principal indebtedness of Borrower and its Restricted Subsidiaries (exclusive of the Loan) in excess of Ten Million Dollars ($10,000,000.00).

                                  SECTION 7A
                        NON-CONTRAVENTION OF INDENTURES
                        AND CERTIFICATE OF DESIGNATION

     Notwithstanding anything herein to the contrary, the parties hereto agree that (a) neither the Borrower nor any of its subsidiaries shall be obligated to take any action or refrain from taking any action hereunder if the taking of such action or the refraining from taking such action would be contrary to any provision set forth in any of the Indentures or in the Certificate of Designation and (b) neither the Borrower nor any of its Subsidiaries shall be prohibited by the terms hereof from taking any action that it is permitted to take under any of the Indentures or the Certificate of Designation. Any action taken by the Borrower or any of its Subsidiaries which may be restricted hereunder but is otherwise permitted under any of the Indentures or the Certificate of Designation shall not constitute any Unmatured Event of Default or an Event of Default.

                                   SECTION 8
                               EVENTS OF DEFAULT

     8.1   Events of Default.  If one or more of the following described Events
           -----------------
           of Default shall occur:

     (a) Borrower shall fail to pay any principal amount due on the Loan when due;

     (b) Borrower shall fail to pay any interest on the Loan or other amounts due hereunder (other than principal on the Loan) within two Business Days after such payment is due;

     (c) Subject to Section 7A above, Borrower or any its Restricted Subsidiaries shall fail to perform or observe any of the terms, provisions, covenants, conditions, agreements or obligations contained herein or in any other agreement or instrument contemplated hereby and such failure shall continue for more than thirty days after written notice from Lender of the existence and character of such failure to perform or observe;

     (d) (i) Borrower, or any of its Restricted Subsidiaries shall become insolvent, or shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally as they become due; or (ii) Borrower or any Restricted Subsidiary shall make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties or assets; or (iii) Borrower or any Restricted Subsidiary shall file or have filed against it a petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors or winding up or dissolution and such filing against it shall not be dismissed within 60 days after the date of such filing; or (iv) Borrower or any Restricted Subsidiary shall apply for or consent to the appointment of or consent that an order be made appointing any receiver or trustee shall be appointed for all or a substantial part of its or their properties, assets or business; or (v) an order for relief shall be entered against Borrower or any Restricted Subsidiary under the United States federal bankruptcy laws as now or hereafter in effect; or (vi) Borrower or any Restricted Subsidiary shall take any action indicating its consent to, approval of or acquiescence in, any of the foregoing; or

     (e) Any final judgment, decrees, writs of execution, attachments or garnishments or any Liens, or any other legal processes shall be issued or levied against any of the assets or property of Borrower or any of its Restricted Subsidiaries (and shall not have been vacated, discharged or stayed for 30 consecutive days) in amounts which in the aggregate would result in a Material Change; provided, however, that such aggregate amount shall include only amounts in excess of (i) insurance coverage therefor and (ii) reserves on the books of Borrower or any of its Restricted Subsidiaries therefore; provided, further, that such aggregate amount shall not include any amounts with respect to matters subject to appeal conducted in good faith and diligently pursued or other further legal process by Borrower or any of its Restricted Subsidiaries or any amounts with respect to any such legal process which Borrower or any of its Restricted Subsidiaries has detached from such property by posting of a bond or equivalent process; or

    (f) All, or substantially all, of the assets and property of Borrower or any of its Restricted Subsidiaries shall be condemned, seized or otherwise appropriated; or

    (g) Borrower or any of its Restricted Subsidiaries (i) fails to make any payment (or otherwise satisfy) in respect of any indebtedness for money borrowed when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto; or (ii) any other event or condition shall exist under the agreements or documents relating to such indebtedness which continues beyond the applicable grace or notice period, if any, and the occurrence thereof permits the acceleration of such indebtedness which failure or event of default has not been waived or cured; provided, however, that no Event of Default shall exist hereunder if the total principal amount of the individual obligation which is in default or which may be accelerated does not exceed Ten Million Dollars ($10,000,000.00);

then in such event, Lender in its sole discretion and without notice to Borrower, shall have the right to declare the entire principal balance of the Loan immediately due and payable, together with all interest and other amounts due under this Agreement; to make immediate demand for such payment; and to exercise all of its rights and seek all remedies available to it pursuant to this Agreement or provided by law.

    8.2   Recovery of Amounts Due.  If any amount payable hereunder is not paid
          -----------------------
as and when due, Borrower hereby authorizes Lender the fullest extent permitted by applicable law, without prior notice, by right of set-off or counterclaim, against any moneys or other assets of Borrower in any currency that may at any time be in the possession of Lender or any of its affiliates to the full extent of all amounts payable to Lender hereunder.

    8.3   Rights Cumulative.  The rights of Lender provided for herein are
          -----------------
cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity.

                                   SECTION 9
                           MISCELLANEOUS PROVISIONS

     9.1  Amendments and Waivers.  No amendment or waiver of any provision of
          ----------------------
this Agreement, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by Lender and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     9.2  Notices.  All notices, payments, requests, reports, information,
          -------
demands and other communications which any party hereto may desire, or may be required, to give or make to any other party hereto, shall (unless otherwise permitted as a telephonic notice or request hereunder) be given by mailing the same, postage prepaid, or by telecopier transmission, or by hand delivery or courier, to each party at its address set forth in Exhibit C attached hereto and incorporated herein by reference, or to such other address as may, from time to time, be specified in writing by Borrower or Lender. Such communications shall be deemed to have been duly given and received in the case of a telecopy transmission, when the telecopy transmission is sent, in the case of mail when sent by pre-paid certified or registered mail correctly addressed to the addressee, in the case of hand delivery or courier, when received. Each party hereto shall promptly confirm by telecopy transmission any telephone communication made by it to another pursuant to this Agreement but the absence of such confirmation shall not affect the validity of such communication, which shall be effective upon receipt. If there is any conflict between any telephonic communication and a written confirmation, the written communication shall govern, the recipient of such communication shall be held harmless by all parties hereto with respect to any action taken in reliance on the telephonic communication prior to the time such recipient receives and has had reasonable time to review the subsequent written confirmation and initiate such corrective action as the recipient deems reasonable under the circumstances.

     9.3  Waiver.  Neither the failure of, nor any delay on the part of, any
          ------
party hereto in exercising any right, power or privilege hereunder, or under any agreement, contract, indenture, document or instrument mentioned herein, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, or under any agreement, contract, indenture, document or instrument mentioned herein, preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, or under any agreement, contract, indenture, document or instrument mentioned herein, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any other default of the same or of any other term or provision. All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

        9.4 California Law. The interpretation, enforcement and effect of this
            --------------
Agreement, the Note and any agreements, contracts, indentures, documents or instruments delivered in accordance herewith, shall be governed and controlled in all respects by and construed according to the substantive laws of the State of California, to the jurisdiction of whose courts the parties hereto hereby agree to submit.

        9.5 Headings. The headings set forth herein are solely for the purpose
            --------
of identification and shall not be construed as a part of the sections or subsections which they head.

        9.6 Accounting Terms. All accounting terms not otherwise defined herein
            ----------------
have the meaning assigned to them in accordance with GAAP, provided, however, any act or condition in accordance herewith and permitted hereunder when taken, created or occurring, shall not become a violation of any section of this Agreement as a result of a subsequent change in GAAP.

        9.7 Counterparts. This Agreement may be executed in any number of
            ------------
counterparts and by the different parties hereto on separate counterparts, and all of said counterparts taken together shall constitute one and the same instrument.

        9.8 Singular: Plural. Whenever used herein, the singular number shall
            ----------------
include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

        9.9 Illegality. The illegality or unenforceability of any provision of
            ----------
this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

        9.10 Assignments. This Agreement shall bind and inure to the benefit
             -----------
of the parties hereto and their respective successors and assigns. Lender may assign or transfer all or any part of its rights and obligations hereunder without Borrower's consent. Borrower may not assign or transfer all or any part of its rights and obligations hereunder, except with the prior written consent of Lender.

        9.11 Fees and Expenses. Borrower agrees to pay on demand (a) to Lender
             -----------------
all reasonable costs, expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by Lender in connection with the preparation and administration of this Agreement and any documents including any amendments, waivers, or other modifications and (b) all reasonable costs, expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by Lender in connection with the enforcement of this Agreement and any instrument or agreement required hereunder and in connection with any refinancing or restructuring of the Loan in the nature of a "work-out".

       9.12   Indemnity. Borrower agrees to indemnify Lender and its directors,
              ---------
officers, agents and employees from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses reasonably incurred by any of them arising out of or by reason of any investigation by governmental or judicial authorities or being made a party to any litigation or other similar proceeding related to any use made or proposed to be made by Borrower of the proceeds of the Loan including, without limitation, the reasonable fees and disbursements of counsel (including allocated costs for in-house legal services) incurred in connection with any such investigation, litigation or other proceeding. The obligations of Borrower under this Section shall survive the termination of this Agreement.

Executed as of the date first hereinabove written.

HUGHES NETWORK SYSTEMS, INC.      MAGELLAN INTERNATIONAL, INC.
                                  (to be renamed "PANAMSAT CORPORATION")


By: ____________________          By: __________________________________
Printed Name: __________          Printed Name:  Charles H. Noski
                                               -------------------------
Title: _________________          Title:     President
                                         -------------------------------

                                                                     EXHIBIT "A"
                                                                     -----------


                                PROMISSORY NOTE
                                ---------------


$1,725,000,000.00                                                  May ___, 1997



      FOR VALUE RECEIVED, MAGELLAN INTERNATIONAL, INC., a Delaware corporation ("Maker") promises to pay to the order of HUGHES NETWORK SYSTEMS, INC., a Delaware corporation ("Lender") at such place as the holder hereof may from time to time designate in writing, the principal sum of One Billion Seven Hundred Twenty-five Million Dollars ($1,725,000,000.00), together with interest as hereinafter provided, in lawful money of the United States, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, in the manner hereinafter provided.

      The principal outstanding under this Note form time to time shall bear interest at the rate specified in that certain Loan Agreement ("Loan Agreement") of even date herewith between Lender and Maker. In the event of any conflict between this Note and the terms of said Loan Agreement, the terms of the Loan Agreement shall control.

      Interest shall accrue on the outstanding principal balance from the date hereof up to but excluding the date of repayment of this Note.

      Principal and interest due and owing hereunder shall be paid in accordance with the terms of the Loan Agreement and all payments on this Note shall be applied first to the payment of accrued interest, and then to the payment of principal.

      On the happening and during the continuance of an Event of Default (as defined in the Loan Agreement), the holder may, at its option, declare immediately due and payable the entire principal balance of this Note, together with all unpaid interest accrued thereon, plus any other sums payable at the time of such declaration pursuant to this Note or the Loan Agreement.

      The failure to exercise the foregoing option upon the happening of one or more Events of Default shall not constitute a waiver of the right to exercise the same or any other option at any subsequent time in respect of payment hereunder which is less than payment in full of all amounts due and payable at the time of such payments, and shall not constitute a waiver of the right to exercise the foregoing option at that time or at any subsequent time or nullify any prior consent of the holder hereof, except as and to the extent otherwise provided by law. Upon the occurrence and during the continuance of an Event of a Default, the holder hereof may exercise any and all rights and remedies available under contract or applicable law.

      All agreements between the undersigned and the holder hereof, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no event, whether by reason of demand or acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged, received, paid or agreed to be paid to the holder hereof exceed the maximum contractual rate permitted under applicable law; and if from any circumstance the holder hereof shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal hereof and if said amount exceeds the unpaid balance of principal hereof, such excess shall be refunded to the undersigned. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned and the holder hereof.

     The undersigned waives diligence, presentment, protest and demand and also notice of protest, demand, dishonor, acceleration, intent to accelerate, and nonpayment of this Note, all without in any way affecting the liability of the undersigned and any endorsers or guarantors hereof. No extension of time for the payment of this Note, or any installment hereof, made by agreement by the holder hereof with any person now or hereafter liable for the payment of this Note, shall affect the original liability under this Note of the undersigned, even if the undersigned is not a party to such agreement.

     If this Note is not paid when due, whether at maturity or by acceleration, or if it is collected through a bankruptcy, probate, or other court, whether before or after maturity, Maker agrees to pay all costs of collection, including, but not limited to, reasonable attorney's fees, incurred by the holder hereof.

     This Note shall be governed by and construed in accordance with the laws of the State of New York.


                                      MAGELLAN INTERNATIONAL, INC.



                                      By:
                                          ------------------------------------
                                      Printed Name:
                                                    --------------------------
                                      Title:
                                             ---------------------------------

                                                                     EXHIBIT "B"
                                                                     -----------



                                   GUARANTY
                                   --------


     THE UNDERSIGNED, FOR VALUE RECEIVED, unconditionally and absolutely guarantees to HUGHES NETWORK SYSTEMS, INC. (hereinafter called "Lender"), and to the Lender's successors and assigns, as a primary obligation, the prompt and complete payment and performance when due, whether by stated maturity, demand, acceleration or otherwise, of all obligations to the Lender of MAGELLAN INTERNATIONAL, INC., a Delaware corporation, and also of any debtor-in-possession or trustee in bankruptcy which succeeds to the interests of said party or persons (jointly and severally hereinafter called "Borrower"), pursuant to a promissory note or notes made or to be made pursuant to that certain Loan Agreement (hereafter called "Loan Agreement") between Lender and Borrower, said note or notes being in the total principal amount of up to One Billion Seven Hundred Twenty Five Million Dollars ($1,725,000,000.00), all of which is hereinafter collectively called the "Indebtedness."

     The undersigned waives notice of acceptance of this Guaranty and presentment, demand, protest, notice of protest, dishonor, notice of dishonor, notice of default and diligence in collecting any Indebtedness, and agrees that the Lender may modify the terms of borrowing, compromise, extend, increase, accelerate, renew or forbear to enforce payment of any part or all of any Indebtedness, or permit the Borrower to incur additional Indebtedness, all without notice to the undersigned and without affecting in any manner the unconditional obligation of the undersigned under this Guaranty. The undersigned further waives any and all other notices to which the undersigned might otherwise be entitled. The undersigned acknowledges and agrees that the liabilities created by this Guaranty are direct and are not conditioned upon pursuit by the Lender of any remedy the Lender may have against the Borrower or any other person or any security. No invalidity, irregularity or unenforceability of any part or all of the Indebtedness or any documents evidencing the same, by reason of any bankruptcy, insolvency or other law or order of any kind or for any other reason, and no defense or setoff available at any time to the Borrower, shall impair, affect or be a defense or setoff to the obligations of the undersigned under this Guaranty.

     The undersigned agrees that no security now or hereafter held by the Lender for the payment of any Indebtedness, whether from the Borrower, any guarantor, or otherwise, and whether in the nature of a security interest, pledge, lien, assignment, setoff, suretyship, guaranty, indemnity, insurance or otherwise, shall affect in any manner the unconditional obligation of the undersigned under this Guaranty, and the Lender, in its sole discretion, without notice to the undersigned, may release, exchange, enforce and otherwise deal with any such security without affecting in any manner the unconditional obligation of the undersigned under this Guaranty. The undersigned acknowledges and agrees that the Lender has no obligation to acquire or perfect any lien on or security interest in any asset or assets, whether realty or personalty, to secure payment of the Indebtedness, and the undersigned is not relying upon assets in which the Lender has or may have a lien or security interest for payment of the Indebtedness.

         Until the Indebtedness is irrevocably paid in full, the undersigned hereby waives any and all rights to be subrogated to the position of the Lender or to have the benefit of any lien, security interest or other guaranty now or hereafter held by the Lender for the Indebtedness or to enforce any remedy which the Lender now has or hereafter may have against the Borrower or any other person. Until the Indebtedness is irrevocably paid in full, the undersigned shall have no right of reimbursement, indemnity, contribution or other right of recourse to or with respect to the Borrower. The Lender shall have no duty to enforce or protect any rights which the undersigned may have against the Borrower, and the undersigned assumes full responsibility for enforcing and protecting any such rights.

        If after receipt of any payment of all or any part of the Indebtedness, the Lender is for any reason compelled to surrender such payment to any person or entity because such payment is determined to be void or voidable as a preference, impermissible setoff, or diversion of trust funds or for any other reason, then to the extent of that payment, the Indebtedness shall be revived and the obligations under this Guaranty shall be continued in effect without reduction or discharge for that payment, and this Guaranty shall continue in full force notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Lender's rights under this Guaranty and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

        The undersigned waives any right to require the Lender to: (a) proceed against any person, including the Borrower; (b) proceed against or exhaust any security held from the Borrower or any other person; (c) pursue any other remedy in the Lender's power; or (d) make any presentments or demands for performance, or give any notices of nonperformance, protests, notices of protest or notices of dishonor in connection with any obligations or evidences of Indebtedness held by the Lender as security, in connection with any other obligations or evidences of Indebtedness which constitutes in whole or in part the Indebtedness guaranteed hereunder, or in connection with the creation of new or additional Indebtedness.

        The undersigned authorizes the Lender, either before or after termination hereof, without notice to or demand on the undersigned and without affecting the undersigned's liability hereunder, from time to time to: (a) apply any security and direct the order or manner of sale thereof, as the Lender in its discretion may determine; (b) release or substitute any one or more of the endorsers or any other guarantors of the Indebtedness; and (c) apply payments received by the Lender from the Borrower to any Indebtedness of the Borrower to the Lender, in such order as the Lender shall determine in its sole discretion, whether or not any such Indebtedness is covered by this Guaranty, and the undersigned hereby waives any provision of law regarding application of payments which specifies otherwise. The Lender may, without notice, assign this Guaranty in whole or in part.

        The undersigned waives any defense based upon or arising by reason of
(a) any disability or other defense of the Borrower or any other person; (b) the cessation or limitation from any cause whatsoever, other than final and irrevocable payment in full, of the

Indebtedness; (c) any lack of authority of any officer, director, partner, agent or any other person acting or purporting to act on behalf of the Borrower which is a corporation, partnership or other type of entity, or any defect in the formation of the Borrower; (d) the application by the Borrower of the proceeds of any Indebtedness for purposes other than the purposes represented by the Borrower to the Lender or intended or understood by the Lender or the undersigned; (e) any act or omission by the Lender which directly or indirectly results in or aids in the discharge of the Borrower or any Indebtedness by operation of law or otherwise; or (f) any modification of the Indebtedness, in any form whatsoever, including any modification made after effective termination, and including without limitation the renewal, extension, acceleration or other change in time for payment of the Indebtedness, or other change in the terms of the Indebtedness or any part thereof, including increase or decrease of the rate of interest thereon.

     The total obligation under this Guaranty shall be One Billion Seven Hundred Twenty Five Million Dollars ($1,725,000,000.00) plus all interest thereon and all costs and expenses of any kind, including but not limited to reasonable attorney fees, incurred by the Lender at any time for any reason in enforcing any of the duties and obligations of the undersigned under this Guaranty or otherwise incurred by the Lender in any way connected with this Guaranty, the Indebtedness. All such costs and expenses shall be payable immediately by the undersigned when incurred by the Lender, without demand, and until paid shall bear interest at the hightest per annum rate applicable to any of the Indebtedness, but not in excess of the maximum rate permitted by law. Any reference in this Guaranty to attorney fees shall be deemed a reference to fees, charges, costs and expenses of both in-house and outside counsel, whether or not a suit or action is instituted, and to court costs if a suite or action is instituted, and whether such attorney fees or court costs are incurred at the trial court level, on appeal, in a bankruptcy or probate proceeding or otherwise.

     The undersigned unconditionally and irrevocably waives each and every defense and setoff of any nature which, under principles of guaranty or otherwise, would operate to impair or diminish in any way the obligation of the undersigned under this Guaranty, and acknowledges that as of the date hereof no such defense or setoff exits.

     The undersigned warrants and agrees that each of the waivers set forth above are made with the undersigned's full knowledge of its significance and consequences, and that under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of said waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the extent permitted by law.

     This Guaranty constitutes the entire agreement of the undersigned and the Lender with respect to the subject matter hereof. No waiver, consent, modification or change of the terms of this Guaranty shall bind the undersigned or the Lender unless in writing and signed by the waiving party or an authorized officer of the waiving party, and then such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given. This Guaranty shall inure to the benefit of the Lender and its successors and assigns. This Guaranty shall be binding on the undersigned and the undersigned's heirs, legal representatives, successors and assigns including, without limiting the generality of the foregoing, any debtor-in-possession or trustee in bankruptcy for the undersigned. The undersigned has entered into this Guaranty in good faith for the purpose of inducing the Lender to extend credit or make other financial accommodations to the Borrower, and the undersigned acknowledges that the terms hereof are reasonable. If any provision of this Guaranty is unenforceable in whole or in part for any reason, the remaining provisions shall continue to be effective. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     As used herein, the singular shall be deemed to include plural, and vice
                                                                         ----
versa, as the context requires.
-----


     IN WITNESS WHEREOF the undersigned has signed this Guaranty on
____________________________.


                                     HUGHES COMMUNICATIONS SERVICES, INC.



                                     By: ________________________________
                                     Printed Name: ______________________
                                     Title: _____________________________